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                                                                   EXHIBIT 10(r)

           [Letter of Intent between the Company and MedImmune, Inc.]



                                 July 10, 1997


MedImmune, Inc.
35 W. Watkins Mill Road
Gaithersburg, MD  20878

Gentlemen:

     This letter sets forth the intention of MedImmune, Inc. ("MedImmune") to enter into an agreement or related series of agreements with SIGA Pharmaceuticals, Inc. ("Siga") pursuant to which Siga will purchase certain technology, intellectual property and related rights in the field of gram negative antibiotics from MedImmune as described below. If acceptable to you, this will evidence our mutual intention to proceed promptly and in good faith to negotiate a definitive agreement substantially on the following terms:

     1.   Purchase Price.  In consideration of the sale of the "Assets" (as
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defined below) to Siga, and the other agreements of MedImmune set forth below,
Siga shall issue and transfer to MedImmune 335,530 shares of Siga's common stock (representing 7.5% of the number of shares of common stock outstanding on a fully diluted basis on May 19, 1997), $.0001 par value per share, pursuant to a separate Stock Purchase Agreement, which shall include provisions related to the registration and resale of the shares acquired by MedImmune. Such shares will be subject only to those restrictions on transferability applicable to the shares held by other 5% stockholders of Siga in connection with the initial public offering of Siga's common stock or applicable securities laws.

     2.   Sale of Assets.  MedImmune shall sell to Siga all of its right, title
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and interest in and to all discoveries and inventions, and related patents and patent filings, if any, related to the field of gram negative antibiotic targets, products, processes and services for all human and animal uses, and all related intellectual property owned by MedImmune as of the effective date (the "Assets"). The Assets do not include certain intellectual property and related rights which the parties intend will be acquired or licensed by Siga directly from certain universities, faculty members of such Universities, and prior research sponsors of such universities (collectively, the "Collaborators"), as previously discussed by the parties. MedImmune shall in good faith take all reasonable actions necessary to transfer and assign the Assets to Siga, including the execution of documents, instruments and further agreements as Siga may request, and will allow Siga personnel to visit and work with MedImmune personnel directly to effect such transfer and assignment.

     3.   Further Assignments.  MedImmune and Siga will assist each other in
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good faith to execute appropriate agreements with each of the Collaborators in order to enable Siga
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to acquire, or otherwise receive an appropriate grant of rights to, the intellectual property of each of the Collaborators in the field of gram negative antibiotics previously identified by
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Siga and MedImmune, including without limitation (i) appropriate amendments to and assignments of existing agreements between MedImmune and the Collaborators, respectively, (ii) continuing research agreements with certain of the Collaborators on terms and conditions substantially similar to those currently or previously in effect between MedImmune and such Collaborators, and (iii) license agreements as appropriate on terms and conditions substantially similar to those currently in effect or offered to MedImmune by any of the Collaborators.

     4.   Further Covenants.  MedImmune and Siga will define certain services
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which at its discretion MedImmune will provide to Siga in the field of gram negative antibiotics, including guidance and support in the development by Siga of compounds based on the Assets, development of patent protection strategies, and the conduct of animal testing on Siga compounds and products. MedImmune shall also have the right to perform certain clinical, clinical trial and regulatory compliance and development services as requested by Siga from time to time. MedImmune will also provide Siga with appropriate representations and warranties concerning MedImmune's ownership or other interests in the Assets as of the effective date, and the parties will provide each other with customary indemnifications concerning the sale of the Assets to Siga and the use of the Assets by Siga. (The foregoing does not include a representation by MedImmune as to the validity of any patents, however.) Further, for a period of five years from the execution of definitive agreements, Siga will agree to refrain from attempting to develop or develop any vaccine technology using the Assets, and MedImmune will agree to refrain from attempting to develop or develop any product or technology within the field of gram negative antibiotics; provided, however, that this restriction shall not apply to MedImmune if there is a change in the ownership of MedImmune due to sale, merger or similar transaction.

     Siga and MedImmune agree to use their good faith efforts to expeditiously negotiate and finalize the agreements necessary to implement the foregoing transactions at the earliest reasonable date, but acknowledge and agree that this letter is not binding and neither party shall be obligated to proceed with the transaction described above prior to the execution of definitive agreements and instruments acceptable to each party. The definitive agreements shall contain such additional matters as are customary in transactions of the nature described above and which are mutually acceptable to the parties. Such termination shall not affect, limit or otherwise terminate any agreements of confidentiality entered into between the parties prior or subsequent to the date of this Letter of Intent. Each party shall bear its own legal and other expenses in connection with this letter of intent, the purchase and sale of the Assets, the issuance of the Shares, and the negotiation and execution of definitive agreements.
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     We look forward to your acceptance by returning to us a fully-executed copy of this Letter of Intent where indicated below.


                                         Sincerely,

                                         SIGA Pharmaceuticals, Inc.


                                         By: /s/ Joshua D. Schein
                                            ---------------------------
                                         Its Executive Vice President
Accepted and agreed as of the date
written above, by:

MedImmune, Inc.


By: /s/ David Mott
   ---------------------------------
Its President & C.O.O.
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